Exhibit 99.4

The Chubb Corporation

Audited Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

THE CHUBB CORPORATION

Ernst and Young, LLP 5 Times Square New York, NY 10036	Tel: +1 212 773 3000 ey.com

Report of Independent Auditors

Board of Directors

ACE INA Holdings Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of The Chubb Corporation, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Chubb Corporation at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

March 15, 2016

A member firm of Ernst & Young Global Limited

THE CHUBB CORPORATION

Consolidated Statements of Income

	In Millions, Except For Per Share Amounts Years Ended December 31

	2015	2014	2013
Revenues
Premiums Earned	$12,518	$12,328	$12,066
Investment Income	1,322	1,394	1,465
Other Revenues	7	7	14
Realized Investment Gains (Losses), Net
Total Other-Than-Temporary Impairment Losses on Investments	(53)	(7)	(11)
Other Realized Investment Gains, Net	468	376	413

Total Realized Investment Gains, Net	415	369	402

TOTAL REVENUES	14,262	14,098	13,947

Losses and Expenses
Losses and Loss Expenses	6,953	6,985	6,520
Amortization of Deferred Policy Acquisition Costs	2,593	2,548	2,454
Other Insurance Operating Costs and Expenses	1,387	1,397	1,411
Investment Expenses	48	42	49
Other Expenses	11	16	22
Corporate Expenses	315	249	254

TOTAL LOSSES AND EXPENSES	11,307	11,237	10,710

INCOME BEFORE FEDERAL AND FOREIGN INCOME TAX	2,955	2,861	3,237

Federal and Foreign Income Tax	819	761	892

NET INCOME	$2,136	$2,100	$2,345

Net Income Per Share
Basic	$9.26	$8.65	$9.08
Diluted	9.21	8.62	9.04

See accompanying notes.

THE CHUBB CORPORATION

Consolidated Statements of Comprehensive Income

	In Millions Years Ended December 31

	2015	2014	2013
Net Income	$2,136	$2,100	$2,345

Other Comprehensive Income (Loss), Net of Tax
Change in Unrealized Appreciation of Investments	(489)	528	(788)
Change in Postretirement Benefit Costs Not Yet Recognized in Net Income	82	(336)	464
Foreign Currency Translation Losses	(264)	(117)	(72)

	(671)	75	(396)

COMPREHENSIVE INCOME	$1,465	$2,175	$1,949

See accompanying notes.

THE CHUBB CORPORATION

Consolidated Balance Sheets

	In Millions
	December 31

	2015	2014

Assets
Invested Assets
Short Term Investments	$4,631	$1,318
Fixed Maturities (cost $34,223 and $36,958)	35,703	38,780
Equity Securities (cost $814 and $1,089)	1,279	1,964
Other Invested Assets	1,371	1,423

TOTAL INVESTED ASSETS	42,984	43,485

Cash	57	47
Accrued Investment Income	390	410
Premiums Receivable	2,525	2,560
Reinsurance Recoverable on Unpaid Losses and Loss Expenses	1,515	1,639
Prepaid Reinsurance Premiums	248	256
Deferred Policy Acquisition Costs	1,281	1,284
Deferred Income Tax	197	—
Goodwill	467	467
Other Assets	1,184	1,138

TOTAL ASSETS	$50,848	$51,286

Liabilities
Unpaid Losses and Loss Expenses	$22,163	$22,678
Unearned Premiums	6,520	6,581
Long Term Debt	3,300	3,300
Dividend Payable to Shareholders	131	117
Deferred Income Tax	—	15
Accrued Expenses and Other Liabilities	2,040	2,299

TOTAL LIABILITIES	34,154	34,990

Commitments and Contingent Liabilities (Notes 6 and 13)

Shareholders’ Equity
Preferred Stock — Authorized 8,000,000 Shares; $1 Par Value; Issued — None	—	—
Common Stock — Authorized 1,200,000,000 Shares; $1 Par Value; Issued 371,980,460 Shares	372	372
Paid-In Surplus	161	171
Retained Earnings	25,131	23,520
Accumulated Other Comprehensive Income	439	1,110
Treasury Stock, at Cost — 144,490,733 and 139,551,071 Shares	(9,409)	(8,877)

TOTAL SHAREHOLDERS’ EQUITY	16,694	16,296

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$50,848	$51,286

See accompanying notes.

THE CHUBB CORPORATION

Consolidated Statements of Shareholders’ Equity

	In Millions
	Years Ended December 31

	2015	2014	2013

Preferred Stock
Balance, Beginning and End of Year	$—	$—	$—

Common Stock
Balance, Beginning and End of Year	372	372	372

Paid-In Surplus
Balance, Beginning of Year	171	171	178
Changes Related to Stock-Based Employee Compensation (includes tax benefit of $19, $17 and $28)	(10)	—	(7)

Balance, End of Year	161	171	171

Retained Earnings
Balance, Beginning of Year	23,520	21,902	20,009
Net Income	2,136	2,100	2,345
Dividends Declared (per share $2.28, $2.00 and $1.76)	(525)	(482)	(452)

Balance, End of Year	25,131	23,520	21,902

Accumulated Other Comprehensive Income
Unrealized Appreciation of Investments Including Unrealized Other-Than-Temporary Impairment Losses
Balance, Beginning of Year	1,753	1,225	2,013
Change During Year, Net of Tax	(489)	528	(788)

Balance, End of Year	1,264	1,753	1,225

Postretirement Benefit Costs Not Yet Recognized in Net Income
Balance, Beginning of Year	(589)	(253)	(717)
Change During Year, Net of Tax	82	(336)	464

Balance, End of Year	(507)	(589)	(253)

Foreign Currency Translation Gains (Losses)
Balance, Beginning of Year	(54)	63	135
Change During Year, Net of Tax	(264)	(117)	(72)

Balance, End of Year	(318)	(54)	63

Accumulated Other Comprehensive Income, End of Year	439	1,110	1,035

Treasury Stock, at Cost
Balance, Beginning of Year	(8,877)	(7,383)	(6,163)
Repurchase of Shares	(604)	(1,555)	(1,300)
Shares Issued Under Stock-Based Employee Compensation Plans	72	61	80

Balance, End of Year	(9,409)	(8,877)	(7,383)

TOTAL SHAREHOLDERS’ EQUITY	$16,694	$16,296	$16,097

See accompanying notes.

THE CHUBB CORPORATION

Consolidated Statements of Cash Flows

	In Millions
	Years Ended December 31

	2015	2014	2013
Cash Flows from Operating Activities
Net Income	$2,136	$2,100	$2,345
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Increase (Decrease) in Unpaid Losses and Loss Expenses, Net	95	(45)	(582)
Increase in Unearned Premiums, Net	115	264	158
Amortization of Premiums and Discounts on Fixed Maturities	232	196	183
Depreciation	53	54	55
Realized Investment Gains, Net	(415)	(369)	(402)
Other, Net	46	(47)	(26)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,262	2,153	1,731

Cash Flows from Investing Activities
Proceeds from Fixed Maturities
Sales	4,419	4,229	2,449
Maturities, Calls and Redemptions	4,300	4,231	4,909
Proceeds from Sales of Equity Securities	656	213	545
Purchases of Fixed Maturities	(6,999)	(9,987)	(8,275)
Purchases of Equity Securities	(47)	(110)	(113)
Investments in Other Invested Assets, Net	96	315	498
Decrease (Increase) in Short Term Investments, Net	(3,340)	780	383
Change in Receivable or Payable from Security Transactions not Settled, Net	(159)	222	(86)
Purchases of Property and Equipment, Net	(71)	(49)	(52)
Other, Net	—	—	(6)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,145)	(156)	252

Cash Flows from Financing Activities
Repayment of Long Term Debt	—	—	(275)
Decrease in Funds Held under Deposit Contracts	(3)	(2)	(6)
Proceeds from Issuance of Common Stock Under Stock-Based Employee Compensation Plans	31	22	38
Repurchase of Shares	(624)	(1,547)	(1,288)
Dividends Paid to Shareholders	(511)	(475)	(450)

NET CASH USED IN FINANCING ACTIVITIES	(1,107)	(2,002)	(1,981)

Net Increase (Decrease) in Cash	10	(5)	2
Cash at Beginning of Year	47	52	50

CASH AT END OF YEAR	$57	$47	$52

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

(a)	Basis of Presentation

As of December 31, 2015, and for each of the three years in the period then ended, The Chubb Corporation (Chubb) was a holding company with subsidiaries principally engaged in the property and casualty insurance business. The property and casualty insurance subsidiaries (the P&C Group) underwrite most lines of property and casualty insurance in the United States, Canada, Europe, Australia and parts of Latin America and Asia. The geographic distribution of property and casualty business in the United States is broad with a particularly strong market presence in the Northeast.

On June 30, 2015, Chubb entered into an Agreement and Plan of Merger with ACE Limited (ACE), pursuant to which Chubb would become a wholly owned indirect subsidiary of ACE. The transaction closed on January 14, 2016. The transaction is discussed further in Note (2) of the Notes to Consolidated Financial Statements.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include the accounts of Chubb and its subsidiaries (collectively, the Corporation). Significant intercompany transactions have been eliminated in consolidation. The results of the Corporation’s operations in Australia, Brazil and some other smaller foreign locations are recorded on a three month lag in the consolidated financial statements. Specific events having significant financial impact that occur during the lag period are included in the current period results.

The consolidated financial statements include amounts based on informed estimates and judgments of management for transactions that are not yet complete. Such estimates and judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the 2015 presentation.

(b)	Invested Assets

Short term investments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value.

Fixed maturities, which include taxable and tax exempt bonds, are classified as available-for-sale and carried at fair value as of the balance sheet date. Taxable bonds include U.S. government and government agency and authority obligations, including taxable bonds issued by states, municipalities and political subdivisions within the United States, and foreign government and government agency obligations, corporate bonds and mortgage-backed securities. Corporate bonds include redeemable preferred stocks. Tax exempt bonds consist of bonds issued by states, municipalities and political subdivisions within the United States. Fixed maturities are purchased to support the investment strategies of the Corporation. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Fixed maturities may be sold prior to maturity to support the investment strategies of the Corporation.

Premiums and discounts arising from the purchase of fixed maturities are amortized using the interest method over the estimated remaining term of the securities. For mortgage-backed securities, prepayment assumptions are reviewed periodically and revised as necessary.

(1)  Summary of Significant Accounting Policies (continued)

Equity securities, which include common stocks and non-redeemable preferred stocks, are carried at fair value as of the balance sheet date.

Unrealized appreciation or depreciation, including unrealized other-than-temporary impairment losses, of fixed maturities and equity securities carried at fair value is excluded from net income and is included, net of applicable deferred income tax, in other comprehensive income.

Other invested assets primarily include private equity limited partnerships, which are carried at the Corporation’s equity in the net assets of the partnerships based on valuations provided by the manager of each partnership. As a result of the timing of the receipt of valuation data from the investment managers, these investments are generally reported on a three month lag. Changes in the Corporation’s equity in the net assets of the partnerships are included in net income as realized investment gains or losses. Other invested assets also include warrants, which are carried at fair value as of the balance sheet date. Changes in the fair value of warrants are included in net income as realized investment gains or losses.

Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are included in net income.

When the fair value of an investment is lower than its cost, an assessment is made to determine whether the decline is temporary or other than temporary. The assessment of other-than-temporary impairment of fixed maturities and equity securities is based on both quantitative criteria and qualitative information. A number of factors are considered including, but not limited to, the length of time and the extent to which the fair value has been less than the cost, the financial condition and near term prospects of the issuer, whether the issuer is current on contractually obligated interest and principal payments, general market conditions and industry or sector specific factors.

In determining whether fixed maturities are other than temporarily impaired, the Corporation is required to recognize an other-than-temporary impairment loss when it concludes it has the intent to sell or it is more likely than not it will be required to sell an impaired fixed maturity before the security recovers to its amortized cost value or it is likely it will not recover the entire amortized cost value of an impaired security. If the Corporation has the intent to sell or it is more likely than not that the Corporation will be required to sell an impaired fixed maturity before the security recovers to its amortized cost value, the security is written down to fair value and the entire amount of the writedown is included in net income as a realized investment loss. For all other impaired fixed maturities, when the impairment is determined to be other than temporary, the impairment loss is separated into the amount representing the credit loss and the amount representing the loss related to all other factors. The amount of the impairment loss that represents the credit loss is included in net income as a realized investment loss and the amount of the impairment loss that relates to all other factors is included in other comprehensive income.

For fixed maturities, the split between the amount of other-than-temporary impairment losses that represents credit losses and the amount that relates to all other factors is principally based on assumptions regarding the amount and timing of projected cash flows. For fixed maturities other than mortgage-backed securities, cash flow estimates are based on assumptions regarding the probability of default and estimates regarding the timing and amount of recoveries associated with a default. For mortgage-backed securities, cash flow estimates are based on assumptions regarding future prepayment rates, default rates, loss severity and timing of recoveries. The Corporation has developed the estimates of projected cash flows using information based on historical market data, industry analyst reports and forecasts and other data relevant to the collectibility of a security.

In determining whether equity securities are other than temporarily impaired, the Corporation considers its intent and ability to hold a security for a period of time sufficient to allow for the recovery of cost. If the decline in the fair value of an equity security is deemed to be other than temporary, the security is written down to fair value and the amount of the writedown is included in net income as a realized investment loss.

(1)  Summary of Significant Accounting Policies (continued)

(c)	Premium Revenues and Related Expenses

Insurance premiums are earned on a monthly pro rata basis over the terms of the policies and include estimates of audit premiums and premiums on retrospectively rated policies. Assumed reinsurance premiums are earned over the terms of the reinsurance contracts. Unearned premiums represent the portion of direct and assumed premiums written applicable to the unexpired terms of the insurance policies and reinsurance contracts in force.

Ceded reinsurance premiums are reflected in operating results over the terms of the reinsurance contracts. Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

Reinsurance reinstatement premiums are recognized in the same period as the loss event that gave rise to the reinstatement premiums.

Acquisition costs that are directly related to the successful acquisition of new or renewal insurance contracts are deferred and amortized over the period in which the related premiums are earned. Such costs include commissions, premium taxes and certain other underwriting and policy issuance costs. Commissions received related to reinsurance premiums ceded are considered in determining net acquisition costs eligible for deferral. Deferred policy acquisition costs are reviewed to determine whether they are recoverable from future income. If such costs are deemed to be unrecoverable, they are expensed. Anticipated investment income is considered in the determination of the recoverability of deferred policy acquisition costs.

(d)	Unpaid Losses and Loss Expenses

Unpaid losses and loss expenses, also referred to as loss reserves, include case estimates for claims that have been reported and estimates of claims that have been incurred but not reported as well as estimates of the expenses associated with processing and settling all reported and unreported claims, less estimates of anticipated salvage and subrogation recoveries. Estimates are based upon past loss experience modified for current trends as well as prevailing economic, legal and social conditions. Loss reserves are not discounted to present value.

Loss reserves are regularly reviewed using a variety of actuarial techniques. Reserve estimates are updated as historical loss experience develops, additional claims are reported and/or settled and new information becomes available. Any changes in estimates are reflected in operating results in the period in which the estimates are changed.

Reinsurance recoverable on unpaid losses and loss expenses represents an estimate of the portion of gross loss reserves that will be recovered from reinsurers. Amounts recoverable from reinsurers are estimated as part of the loss reserve estimation process using assumptions that are consistent with the assumptions used to estimate the gross losses associated with the reinsured policies. A provision for estimated uncollectible reinsurance is recorded based on periodic evaluations of balances due from reinsurers, the financial condition of the reinsurers, coverage disputes and other relevant factors.

(e)	Financial Products

Derivatives are carried at fair value as of the balance sheet date. Changes in fair value are recognized in net income in the period of the change and are included in other revenues.

Assets and liabilities related to these derivatives are included in other assets and other liabilities.

(f)	Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of net assets acquired. Goodwill is tested for impairment at least annually.

(1)  Summary of Significant Accounting Policies (continued)

(g)	Property and Equipment

Property and equipment used in operations, including certain costs incurred to develop or obtain computer software for internal use, are capitalized and carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Property and equipment are included in other assets.

(h)	Real Estate

Real estate properties are carried at cost less accumulated depreciation and any writedowns for impairment. Real estate properties are reviewed for impairment whenever events or circumstances indicate that the carrying value of such properties may not be recoverable. Measurement of such impairment is based on the fair value of the property. Real estate properties are included in other assets.

(i)	Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in net income in the period in which such change is enacted. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Corporation does not consider the earnings of its foreign subsidiaries to be permanently reinvested. Accordingly, provision has been made for the expected U.S. federal income tax liabilities applicable to undistributed earnings of foreign subsidiaries.

(j)	Stock-Based Employee Compensation

The fair value method of accounting is used for stock-based employee compensation plans. Under the fair value method, compensation cost is measured based on the fair value of the award at the grant date and recognized over the requisite service period.

(k)	Foreign Exchange

Assets and liabilities relating to foreign operations are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated into U.S. dollars using the average exchange rates during the year.

The functional currency of foreign operations is generally the currency of the local operating environment since business is primarily transacted in such local currency. Translation gains and losses, net of applicable income tax, are excluded from net income and are credited or charged directly to other comprehensive income.

(l)	Cash Flow Information

In the statement of cash flows, short term investments are not considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances was insignificant.

In 2013, the Corporation exchanged its holdings of common stock and warrants of Alterra Capital Holdings Limited, with a cost basis of $177 million and a carrying value of $63 million, respectively, for common stock of Markel Corporation, valued at $226 million, and cash of $98 million, as a result of a business combination. The noncash portions of the transaction were excluded from the statement of cash flows.

(1)  Summary of Significant Accounting Policies (continued)

(m)	Accounting Pronouncements Not Yet Adopted

In February 2015, the Financial Accounting Standards Board (FASB) issued updated guidance that amends certain aspects of the current consolidation accounting guidance. In particular, the new guidance modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities and eliminates the presumption that a general partner should consolidate a limited partnership. The new guidance would be effective for the Corporation for the year beginning January 1, 2016. The adoption of this guidance is not expected to have a significant effect on the Corporation’s financial position or results of operations.

(2)  Merger with ACE Limited

On June 30, 2015, Chubb entered into an Agreement and Plan of Merger (Merger Agreement) with ACE, a company organized under the laws of Switzerland, and William Investment Holdings Corporation (Merger Sub), a New Jersey corporation and a wholly owned indirect subsidiary of ACE, which provided for the acquisition of Chubb by ACE (the Merger).

Completion of the Merger was subject to various customary conditions, including approval of the Merger Agreement by Chubb shareholders, approval by ACE shareholders of certain Merger-related matters, the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of required governmental approvals, including insurance regulatory approvals.

Following the satisfaction of all closing conditions, the Merger became effective on January 14, 2016, with Merger Sub merging with and into Chubb. At the effective time of the Merger, each share (except for certain shares held by ACE, Chubb or their subsidiaries) of common stock of Chubb, par value $1.00 per share, was converted into the right to receive 0.6019 of a common share of ACE, par value CHF 24.15 per share, and $62.93 in cash. On January 15, 2016, Chubb was merged with and into ACE INA Holdings Inc., a wholly owned indirect subsidiary of ACE, with ACE INA Holdings Inc. continuing as the surviving corporation.

In connection with the acquisition of Chubb, ACE Limited changed its name to Chubb Limited.

(3)  Invested Assets and Related Income

(a)  The amortized cost and fair value of fixed maturities and equity securities were as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Fair Value
	(in millions)
Fixed maturities
Tax exempt	$18,946	$1,070	$16	$20,000

Taxable
U.S. government and government agency and authority obligations	1,222	38	2	1,258
Corporate bonds	7,625	198	66	7,757
Foreign government and government agency obligations	5,522	245	6	5,761
Residential mortgage-backed securities	94	14	1	107
Commercial mortgage-backed securities	814	9	3	820

	15,277	504	78	15,703

Total fixed maturities	$34,223	$1,574	$94	$35,703

Equity securities	$814	$503	$38	$1,279

	December 31, 2014
	Amortized Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Fair Value
	(in millions)
Fixed maturities
Tax exempt	$18,614	$1,174	$16	$19,772

Taxable
U.S. government and government agency and authority obligations	1,962	46	1	2,007
Corporate bonds	8,741	327	40	9,028
Foreign government and government agency obligations	6,380	295	3	6,672
Residential mortgage-backed securities	192	20	1	211
Commercial mortgage-backed securities	1,069	22	1	1,090

	18,344	710	46	19,008

Total fixed maturities	$36,958	$1,884	$62	$38,780

Equity securities	$1,089	$894	$19	$1,964

The following table summarizes the fair value of the tax exempt fixed maturities at December 31, 2015 and 2014:

	2015	2014
	(in millions)
Special revenue bonds	$13,404	$12,936
Municipal and political subdivision general obligation bonds	2,305	2,378
State general obligation bonds	2,222	2,415
Pre-refunded bonds	2,069	2,043

	$20,000	$19,772

(3)  Invested Assets and Related Income (continued)

Special revenue bonds are supported by income streams generated in a broad range of sectors, primarily water and sewer utilities, highways, hospitals, airports, electric utilities, universities and housing, as well as specifically pledged tax revenues. The special revenue bond holdings are well-diversified and spread relatively evenly over these sectors. An irrevocable trust containing U.S. government or government agency obligations has been established to fund the remaining principal and interest payments of the pre-refunded bonds.

The following table summarizes the fair value and amortized cost of the tax exempt fixed maturities other than pre-refunded bonds held at December 31, 2015 and 2014, for the five states having the largest concentration of issuers within the tax exempt fixed maturity portfolio. The remainder of tax exempt fixed maturities were issued by a broad range of other states and municipalities and political subdivisions within those states. In the following table, “state” identifies the issuer or the location of the issuing municipality or political subdivision within a state.

	December 31, 2015
	Fair Value
State	Special Revenue Bonds	Municipal and Political Subdivision General Obligations	State General Obligations	Total	Amortized Cost
	(in millions)
New York	$2,318	$184	$57	$2,559	$2,419
Texas	896	749	168	1,813	1,712
California	1,222	254	256	1,732	1,645
Florida	856	65	249	1,170	1,107
Illinois	641	369	85	1,095	1,049

	December 31, 2014
	Fair Value
State	Special Revenue Bonds	Municipal and Political Subdivision General Obligations	State General Obligations	Total	Amortized Cost
	(in millions)
New York	$2,046	$173	$43	$2,262	$2,135
Texas	883	852	211	1,946	1,829
California	1,098	153	256	1,507	1,422
Illinois	608	381	97	1,086	1,022
Florida	850	63	167	1,080	1,017

At December 31, 2015 and 2014, foreign government and government agency fixed maturities consisted of high quality fixed maturities primarily issued by national governments and, to a lesser extent, government agencies, regional governments and supranational organizations.

The following table summarizes the fair value and amortized cost of the foreign government and government agency fixed maturities held at December 31, 2015 and 2014, for the five countries having the largest concentration of issuers within the foreign government and government agency fixed maturity portfolio. In the following table, “country” identifies the issuer or the location of the issuing government agency or regional government within a country.

	2015		2014
Country	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Canada	$1,586	$1,521	$1,893	$1,823
United Kingdom	1,202	1,156	1,230	1,163
Germany	834	792	1,102	1,045
Australia	618	569	746	700
Singapore	150	150	157	156

(3)  Invested Assets and Related Income (continued)

At December 31, 2015 and 2014, the foreign government and government agency fixed maturities also included $421 million and $469 million, respectively, of fixed maturities issued by supranational organizations.

The fair value and amortized cost of fixed maturities at December 31, 2015 by contractual maturity were as follows:

	Fair Value	Amortized Cost
	(in millions)
Due in one year or less	$1,827	$1,811
Due after one year through five years	10,890	10,524
Due after five years through ten years	13,672	12,988
Due after ten years	8,387	7,992

	34,776	33,315
Residential mortgage-backed securities	107	94
Commercial mortgage-backed securities	820	814

	$35,703	$34,223

Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations.

The Corporation’s equity securities comprise a diversified portfolio of primarily U.S. publicly-traded common stocks.

The Corporation is involved in the normal course of business with VIEs, primarily as a passive investor in residential mortgage-backed securities, commercial mortgage-backed securities and private equity limited partnerships issued by third parties. The Corporation is not the primary beneficiary of these VIEs. The Corporation’s maximum exposure to loss with respect to these investments is limited to the investment carrying values included in the Corporation’s consolidated balance sheet and any unfunded partnership commitments.

(b)  The components of unrealized appreciation or depreciation, including unrealized other-than-temporary impairment losses, of investments carried at fair value were as follows:

	December 31
	2015	2014
	(in millions)
Fixed maturities
Gross unrealized appreciation	$1,574	$1,884
Gross unrealized depreciation	94	62

	1,480	1,822

Equity securities
Gross unrealized appreciation	503	894
Gross unrealized depreciation	38	19

	465	875

	1,945	2,697
Deferred income tax liability	681	944

	$1,264	$1,753

(3)  Invested Assets and Related Income (continued)

The following table summarizes, for all investment securities in an unrealized loss position at December 31, 2015, the aggregate fair value and gross unrealized depreciation, including unrealized other-than-temporary impairment losses, by investment category and length of time that individual securities have continuously been in an unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
	(in millions)
Fixed maturities
Tax exempt	$588	$5	$210	$11	$798	$16

Taxable
U.S. government and government agency and authority obligations	476	2	10	—	486	2
Corporate bonds	2,249	47	399	19	2,648	66
Foreign government and government agency obligations	542	4	192	2	734	6
Residential mortgage-backed securities	1	—	5	1	6	1
Commercial mortgage-backed securities	176	2	25	1	201	3

	3,444	55	631	23	4,075	78

Total fixed maturities	4,032	60	841	34	4,873	94

Equity securities	150	35	9	3	159	38

	$4,182	$95	$850	$37	$5,032	$132

At December 31, 2015, approximately 1,065 individual fixed maturities and 25 individual equity securities were in an unrealized loss position. The Corporation does not have the intent to sell and it is not more likely than not that the Corporation will be required to sell these fixed maturities before the securities recover to their amortized cost value. In addition, the Corporation believes that none of the declines in the fair values of these fixed maturities relate to credit losses. The Corporation has the intent and ability to hold the equity securities in an unrealized loss position for a period of time sufficient to allow for the recovery of cost. The Corporation believes that none of the declines in the fair value of these fixed maturities and equity securities were other than temporary at December 31, 2015.

The following table summarizes, for all investment securities in an unrealized loss position at December 31, 2014, the aggregate fair value and gross unrealized depreciation, including unrealized other-than-temporary impairment losses, by investment category and length of time that individual securities have continuously been in an unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation	Fair Value	Gross Unrealized Depreciation
	(in millions)
Fixed maturities
Tax exempt	$422	$3	$305	$13	$727	$16

Taxable
U.S. government and government agency and authority obligations	936	1	36	—	972	1
Corporate bonds	1,327	23	888	17	2,215	40
Foreign government and government agency obligations	318	1	207	2	525	3
Residential mortgage-backed securities	—	—	7	1	7	1
Commercial mortgage-backed securities	106	—	67	1	173	1

	2,687	25	1,205	21	3,892	46

Total fixed maturities	3,109	28	1,510	34	4,619	62

Equity securities	67	11	11	8	78	19

	$3,176	$39	$1,521	$42	$4,697	$81

(3)  Invested Assets and Related Income (continued)

The change in unrealized appreciation or depreciation of investments carried at fair value, including the change in unrealized other-than-temporary impairment losses, was as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Change in unrealized appreciation of fixed maturities	$(342)	$690	$(1,546)
Change in unrealized appreciation of equity securities	(410)	122	334

	(752)	812	(1,212)
Deferred income tax (credit)	(263)	284	(424)

	$(489)	$528	$(788)

(c)  The sources of net investment income were as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Fixed maturities	$1,239	$1,314	$1,380
Equity securities	40	41	38
Short term investments	21	18	16
Other	22	21	31

Gross investment income	1,322	1,394	1,465
Investment expenses	48	42	49

	$1,274	$1,352	$1,416

(d)  Realized investment gains and losses were as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Fixed maturities
Gross realized gains	$70	$126	$62
Gross realized losses	(27)	(36)	(42)
Other-than-temporary impairment losses	(16)	(5)	(2)

	27	85	18

Equity securities
Gross realized gains	376	137	204
Gross realized losses	(1)	—	(1)
Other-than-temporary impairment losses	(37)	(2)	(9)

	338	135	194

Other invested assets	50	149	190

	$415	$369	$402

(e)  As of December 31, 2015 and 2014, fixed maturities still held by the Corporation for which a portion of their other-than-temporary impairment losses were recognized in other comprehensive income had cumulative credit-related losses of $16 million and $18 million, respectively, recognized in net income.

(4)  Deferred Policy Acquisition Costs

Policy acquisition costs deferred and the related amortization reflected in operating results were as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Balance, beginning of year	$1,284	$1,255	$1,206

Costs deferred during year
Commissions and brokerage	2,079	2,073	1,979
Premium taxes and assessments	261	258	263
Underwriting and policy issuance costs	285	262	271

	2,625	2,593	2,513

Foreign currency translation effect	(35)	(16)	(10)

Amortization during year	(2,593)	(2,548)	(2,454)

Balance, end of year	$1,281	$1,284	$1,255

(5)  Property and Equipment

Property and equipment included in other assets were as follows:

	December 31
	2015	2014
	(in millions)
Cost	$481	$488
Accumulated depreciation	223	239

	$258	$249

Depreciation expense related to property and equipment was $53 million, $54 million and $55 million for 2015, 2014 and 2013, respectively.

(6)  Unpaid Losses and Loss Expenses

(a)  The process of establishing loss reserves is complex and imprecise as it must take into consideration many variables that are subject to the outcome of future events. As a result, informed subjective estimates and judgments as to the P&C Group’s ultimate exposure to losses are an integral component of the loss reserving process. The loss reserve estimation process relies on the basic assumption that past experience, adjusted for the effects of current developments and likely trends, is an appropriate basis for predicting future outcomes.

Most of the P&C Group’s loss reserves relate to long tail liability classes of business. For many liability claims significant periods of time, ranging up to several years or even decades, may elapse between the occurrence of the loss, the reporting of the loss and the settlement of the claim. The longer the time span between the incidence of a loss and the settlement of the claim, the more the ultimate settlement amount can vary.

There are numerous factors that contribute to the inherent uncertainty in the process of establishing loss reserves. Among these factors are changes in the inflation rate for goods and services related to covered damages such as medical care and home repair costs; changes in the judicial interpretation of policy provisions relating to the determination of coverage; changes in the general attitude of juries in the determination of liability and damages; legislative actions; changes in the medical condition of claimants; changes in the estimates of the number and/or severity of claims that have been incurred but not reported as of the date of the financial statements; and changes in the P&C Group’s book of business, underwriting standards and/or claim handling procedures.

In addition, the uncertain effects of emerging or potential claims and coverage issues that arise as legal, judicial, economic and social conditions change must be taken into consideration. These issues have had, and may continue to have, a negative effect on loss reserves by either extending coverage beyond the original underwriting intent or by increasing the number or size of claims. As a result of such issues, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience have grown, further complicating the already complex loss reserving process.

Management believes that the aggregate net loss reserves of the P&C Group at December 31, 2015 were adequate to cover claims for losses that had occurred as of that date, including both those known and those yet to be reported. In establishing such reserves, management considers facts currently known and the present state of the law and coverage litigation. However, given the significant uncertainties inherent in the loss reserving process, it is possible that management’s estimate of the ultimate liability for losses that had occurred as of December 31, 2015 may change, which could have a material effect on the Corporation’s results of operations and financial condition.

(6)  Unpaid Losses and Loss Expenses (continued)

(b)  A reconciliation of the beginning and ending liability for unpaid losses and loss expenses, net of reinsurance recoverable, and a reconciliation of the net liability to the corresponding liability on a gross basis is as follows:

	2015	2014	2013
	(in millions)
Gross liability, beginning of year	$22,678	$23,146	$23,963
Reinsurance recoverable, beginning of year	1,639	1,802	1,941

Net liability, beginning of year	21,039	21,344	22,022

Net incurred losses and loss expenses related to
Current year	7,578	7,621	7,232
Prior years	(625)	(636)	(712)

	6,953	6,985	6,520

Net payments for losses and loss expenses related to
Current year	2,425	2,496	2,150
Prior years	4,433	4,534	4,952

	6,858	7,030	7,102

Foreign currency translation effect	(486)	(260)	(96)

Net liability, end of year	20,648	21,039	21,344
Reinsurance recoverable, end of year	1,515	1,639	1,802

Gross liability, end of year	$22,163	$22,678	$23,146

Changes in loss reserve estimates are unavoidable because such estimates are subject to the outcome of future events. Loss trends vary and time is required for changes in trends to be recognized and confirmed. During 2015, the P&C Group experienced overall favorable development of $625 million on net unpaid losses and loss expenses established as of the previous year end. This compares with favorable prior year development of $636 million in 2014 and $712 million in 2013. Such favorable development was reflected in operating results in these respective years.

The net favorable development of $625 million in 2015 was due to various factors. Favorable development of about $295 million in the aggregate was experienced in the personal and commercial liability classes. The most significant favorable development occurred in the commercial excess liability class, particularly in accident years 2012 and prior. This was partially offset by adverse development experienced in other commercial liability classes, most notably due to $90 million of incurred losses related to asbestos and toxic waste claims in older accident years. Overall, prior accident year claim activity for the personal and commercial liability classes was less severe than expected. Overall favorable development of about $275 million was experienced in the professional liability classes other than fidelity. The favorable development was driven mainly by the directors and officers liability class and, to a lesser extent, the fiduciary liability and errors and omissions liability classes. The reported loss activity for these classes was less than expected, mostly in terms of claim severity. The aggregate favorable emergence was driven mainly by accident years 2011 and prior. Favorable development of about $40 million was experienced in the surety class due to lower than expected loss emergence in recent accident years. Favorable development of about $25 million was experienced in the workers’ compensation class, mainly in accident years 2009 and prior, due to lower than expected claim severity.

(6)  Unpaid Losses and Loss Expenses (continued)

The net favorable development of $636 million in 2014 was due to various factors. Overall favorable development of about $320 million was experienced in the professional liability classes other than fidelity. This favorable development was driven mainly by the directors and officers liability and fiduciary liability classes. The reported loss activity for these classes was less than expected, mostly in terms of claim severity. The aggregate favorable emergence was driven by accident years 2010 and prior. Favorable development of about $205 million in the aggregate was experienced in the personal and commercial liability classes. The most significant favorable development occurred in the excess liability classes, particularly in accident years 2011 and prior. This was partially offset by adverse development experienced in other liability classes, most notably due to $100 million of incurred losses related to asbestos and toxic waste claims in older accident years. Overall, prior accident year claim activity for the personal and commercial liability classes was less severe than expected. Favorable development of about $60 million in the aggregate was experienced in the personal and commercial property classes, with the most significant amounts related to the 2013 and 2012 accident years. The severity of late developing property claims that emerged during 2014 was lower than expected. Favorable development of about $50 million was experienced in the workers’ compensation class, with favorable development occurring in most accident years. The severity of prior accident year claim activity for this class was lower than expected.

The net favorable development of $712 million in 2013 was due to various factors. Favorable development of about $265 million in the aggregate, including $30 million related to catastrophes, was experienced in the personal and commercial property classes, mostly related to the 2012 and 2011 accident years. The severity and frequency of late developing property claims that emerged during 2013 were lower than expected, including those related to catastrophes, and the development of existing case reserves was more favorable than expected. Overall favorable development of about $260 million was experienced in the professional liability classes other than fidelity. This favorable development was driven by the directors and officers liability and fiduciary liability classes, partially offset by adverse development in the errors and omissions liability and employment practices liability classes. The reported loss activity was less than expected, with aggregate favorable emergence from accident years 2010 and prior. Favorable development of about $160 million in the aggregate was experienced in the personal and commercial liability classes. The most significant favorable development occurred in the excess liability classes, particularly in accident years 2010 and prior. There was some offsetting adverse development in other liability classes, most notably due to $106 million of incurred losses related to asbestos and toxic waste claims in older accident years. Overall, prior period liability claims were lower than expected, particularly the severity of such claims, and the effects of underwriting changes that affected these years have been more positive than expected. Unfavorable development of about $50 million was experienced in the fidelity class due to higher than expected reported loss emergence, related mostly to accident years subsequent to 2007. Favorable development of about $35 million was experienced in the personal automobile business due primarily to more favorable case reserve development and lower severity of prior period claims than expected. Favorable development of about $30 million was experienced in the surety business due to lower than expected loss emergence in recent accident years.

(6)  Unpaid Losses and Loss Expenses (continued)

(c)  The estimation of loss reserves relating to asbestos and toxic waste claims on insurance policies written many years ago is subject to greater uncertainty than other types of claims due to inconsistent court decisions as well as judicial interpretations and legislative actions that in some instances have tended to broaden coverage beyond the original intent of such policies and in others have expanded theories of liability. The insurance industry as a whole remains engaged in extensive litigation over coverage, accident year allocation and liability issues and is thus confronted with a continuing uncertainty in its efforts to quantify these exposures.

Asbestos remains the most significant and difficult mass tort for the insurance industry in terms of claims volume and dollar exposure. Asbestos claims relate primarily to bodily injuries asserted by those who came in contact with asbestos or products containing asbestos. Tort theory affecting asbestos litigation has evolved over the years. Early court cases established the “continuous trigger” theory with respect to insurance coverage. Under this theory, insurance coverage is deemed to be triggered from the time a claimant is first exposed to asbestos until the manifestation of any disease. This interpretation of a policy trigger can involve insurance policies over many years and increases insurance companies’ exposure to liability.

New asbestos claims and new exposures on existing claims have continued despite the fact that usage of asbestos has declined since the mid-1970s. Many claimants were exposed to multiple asbestos products over an extended period of time. As a result, claim filings typically name dozens of defendants. The plaintiffs’ bar has solicited new claimants through extensive advertising and through asbestos medical screenings. A vast majority of asbestos bodily injury claims have been filed by claimants who do not show any signs of asbestos related disease. New asbestos cases are often filed in those jurisdictions with a reputation for judges and juries that are sympathetic to plaintiffs.

Approximately 115 manufacturers and distributors of asbestos products have filed for bankruptcy protection as a result of asbestos related liabilities. A bankruptcy sometimes involves an agreement to a plan between the debtor and its creditors, including the creation of a trust to pay current and future asbestos claimants for their injuries. Although the debtor is negotiating in part with its insurers’ money, insurers are generally given only limited opportunity to be heard. In addition to contributing to the overall number of claims, bankruptcy proceedings not only result in increased settlement demands against remaining solvent defendants, but also create the potential for recoveries from multiple trusts by the same claimant for the same alleged injuries.

There have been some positive legislative and judicial developments in the asbestos environment over the past several years. Various challenges to the mass screening of claimants have occurred that have led to higher medical evidentiary standards for asbestos and other exposure-type claims. Also, a number of states have implemented legislative and judicial reforms that focus the courts’ resources on the claims of the most seriously injured. Those who allege serious injury and can present credible evidence of their injuries are receiving priority trial settings in the courts, while those who have not shown any credible disease manifestation are having their hearing dates delayed or placed on an inactive docket, which preserves the right to pursue litigation in the future. Further, a number of jurisdictions have adopted venue reform that requires plaintiffs to have a connection to the jurisdiction in order to file a complaint, although in more recent years, this type of reform has slowed. In recognition that many aspects of bankruptcy plans are unfair to certain classes of claimants and to the insurance industry, these plans are being more closely scrutinized by the courts and rejected when appropriate. Finally, a number of jurisdictions have passed or are considering legislation that will require fuller disclosure by plaintiffs of amounts received from asbestos bankruptcy trusts.

The P&C Group’s most significant individual asbestos exposures involve products liability on the part of “traditional” defendants who were engaged in the manufacture, distribution or installation of asbestos products. The P&C Group wrote primary general liability and/or excess liability coverages for these insureds. While these insureds are relatively few in number, their exposure has been substantial due to the high volume of claims, the erosion of the underlying limits and the bankruptcies of target defendants.

(6)  Unpaid Losses and Loss Expenses (continued)

The P&C Group’s other asbestos exposures involve products and non-products liability on the part of “peripheral” defendants, including a mix of manufacturers, distributors and installers of certain products that contain asbestos in small quantities and owners or operators of properties where asbestos was present. Generally, these insureds are named defendants on a regional rather than a nationwide basis. As the financial resources of traditional asbestos defendants have been depleted, plaintiffs are targeting these viable peripheral parties with greater frequency and, in many cases, for large awards.

Asbestos claims against the major manufacturers, distributors or installers of asbestos products were typically presented under the products liability section of primary general liability policies as well as under excess liability policies, both of which typically had aggregate limits that capped an insurer’s exposure. In recent years, a number of asbestos claims by insureds are being presented as “non-products” claims. In these instances, claimants contend that they came into contact with asbestos at premises owned or operated by the P&C Group’s insureds and/or were exposed to asbestos during asbestos installation at a particular location. These non-products claims are presented under the premises or operations section of primary general liability policies. Unlike products coverage, the premises or operations coverages in these older policies typically had no aggregate limits on coverage, creating potentially greater exposure. Further, in an effort to seek additional insurance coverage, some insureds with installation activities who have substantially eroded their products coverage are presenting new asbestos claims as non-products operations claims or attempting to reclassify previously settled products claims as non-products claims to restore a portion of previously exhausted products aggregate limits. It is difficult to predict whether insureds will be successful in asserting claims under non-products coverage or whether insurers will be successful in asserting additional defenses. Accordingly, the ultimate cost to insurers of the claims for coverage not subject to aggregate limits is uncertain.

Various U.S. federal proposals to solve the ongoing asbestos litigation crisis have been considered by the U.S. Congress over the years, but none have yet been enacted. The prospect of federal asbestos reform legislation remains uncertain.

In establishing asbestos reserves, the exposure presented by each insured is evaluated. As part of this evaluation, consideration is given to a variety of factors including: the available insurance coverage; limits and deductibles; the jurisdictions involved; the number of claimants; the disease mix exhibited by the claimants; the past settlement values of similar claims; the potential role of other insurance, particularly underlying coverage below excess liability policies; potential bankruptcy impact; relevant judicial interpretations; and applicable coverage defenses, including asbestos exclusions.

Significant uncertainty remains as to the ultimate liability of the P&C Group related to asbestos related claims. This uncertainty is due to several factors including the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims; plaintiffs’ expanding theories of liability and increased focus on peripheral defendants; the volume of claims by unimpaired plaintiffs and the extent to which they can be precluded from making claims; the volume of claims by severely impaired plaintiffs, such as those with mesothelioma, and the size of settlements and judgments received by those plaintiffs; the volume of claims by plaintiffs suffering from other malignancies such as lung cancer and their ability to establish a causal link between their disease and exposure to asbestos; the efforts by insureds to claim the right to non-products coverage not subject to aggregate limits; the number of insureds seeking bankruptcy protection as a result of asbestos related liabilities; the ability of claimants to bring a claim in a state in which they have no residency or exposure; the impact of the exhaustion of primary limits and the resulting increase in claims on excess liability policies that the P&C Group has issued; inconsistent court decisions and diverging legal interpretations; and the possibility, however remote, of federal legislation that would address the asbestos problem. These significant uncertainties are not likely to be resolved in the near future.

Toxic waste claims relate primarily to pollution and associated cleanup costs. The P&C Group’s insureds have two potential areas of exposure: hazardous waste dump sites and pollution at the insured site primarily from underground storage tanks and manufacturing processes.

(6)  Unpaid Losses and Loss Expenses (continued)

The U.S. federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (Superfund) has been interpreted to impose strict, retroactive and joint and several liability on potentially responsible parties (PRPs) for the cost of remediating hazardous waste sites.

Most PRPs named to date are parties who have been generators, transporters, past or present landowners or past or present site operators. Most sites have multiple PRPs. Insurance policies issued to PRPs were not intended to cover claims arising from gradual pollution. Environmental remediation claims tendered by PRPs and others to insurers have frequently resulted in disputes over insurers’ contractual obligations with respect to pollution claims. The resulting litigation against insurers extends to issues of liability, coverage and other policy provisions.

There is substantial uncertainty involved in estimating the P&C Group’s liabilities related to these claims. First, the liabilities of the claimants are extremely difficult to estimate. At any given waste site, the allocation of remediation costs among governmental authorities and the PRPs varies greatly depending on a variety of factors. Second, different courts have addressed liability and coverage issues regarding pollution claims and have reached inconsistent conclusions in their interpretation of several issues. These significant uncertainties are not likely to be resolved definitively in the near future.

Uncertainties also remain as to the Superfund law itself. Superfund’s taxing authority expired on December 31, 1995 and has not been re-enacted. Federal legislation appears to be at a standstill. At this time, it is not possible to predict the direction that any reforms may take, when they may occur or the effect that any changes may have on the insurance industry.

Without federal movement on Superfund reform, the enforcement of Superfund liability has occasionally shifted to the states. States are being forced to reconsider state-level cleanup statutes and regulations. As individual states move forward, the potential for conflicting state regulation becomes greater. In a few states, cases have been brought against insureds or directly against insurance companies for environmental pollution and natural resources damages. To date, only a few natural resource claims have been filed and they are being vigorously defended. Significant uncertainty remains as to the cost of remediating the state sites. Because of the large number of state sites, such sites could prove even more costly in the aggregate than Superfund sites.

In establishing toxic waste reserves, the exposure presented by each insured is evaluated. As part of this evaluation, consideration is given to a variety of factors including: the probable liability, available insurance coverage, allocation of potential loss to the appropriate accident year, past settlement values of similar claims, relevant judicial interpretations, applicable coverage defenses as well as facts that are unique to each insured.

Based on facts currently known and the present state of the law and coverage litigation, management believes that the loss reserves carried at December 31, 2015 for asbestos and toxic waste claims were adequate. However, given the inherent uncertainties, as well as the judicial decisions and legislative actions that have broadened the scope of coverage and expanded theories of liability in the past and the possibilities of similar interpretations in the future, it is possible that the estimate of loss reserves relating to these exposures may increase in future periods as new information becomes available and as claims develop.

(7)  Debt and Credit Arrangements

(a)   Long term debt consisted of the following:

	December 31
	2015	2014
	(in millions)
5.75% notes due May 15, 2018	$600	$600
6.6% debentures due August 15, 2018	100	100
6.8% debentures due November 15, 2031	200	200
6% notes due May 11, 2037	800	800
6.5% notes due May 15, 2038	600	600
6.375% capital securities due March 29, 2067	1,000	1,000

	$3,300	$3,300

(7)  Debt and Credit Arrangements (continued)

At December 31, 2015, all of the outstanding notes and debentures were unsecured obligations of Chubb. Chubb generally may redeem some or all of the notes and debentures prior to maturity in accordance with the terms of each debt instrument.

Chubb had outstanding $1.0 billion of unsecured junior subordinated capital securities at December 31, 2015. The capital securities will become due on April 15, 2037, the scheduled maturity date, but only to the extent that Chubb has received sufficient net proceeds from the sale of certain qualifying capital securities. Chubb must use its commercially reasonable efforts, subject to certain market disruption events, to sell enough qualifying capital securities to permit repayment of the capital securities on the scheduled maturity date or as soon thereafter as possible. Any remaining outstanding principal amount will be due on March 29, 2067, the final maturity date. The capital securities bear interest at a fixed rate of 6.375% through April 14, 2017. Thereafter, the capital securities will bear interest at a rate equal to the three-month LIBOR rate plus 2.25%. Subject to certain conditions, Chubb has the right to defer the payment of interest on the capital securities for a period not exceeding ten consecutive years. During any such period, interest will continue to accrue and Chubb generally may not declare or pay any dividends on or purchase any shares of its capital stock.

In connection with the issuance of the capital securities, Chubb entered into a replacement capital covenant in which it agreed that it will not repay, redeem or purchase the capital securities before March 29, 2047, unless, subject to certain limitations, it has received proceeds from the sale of specified replacement capital securities. The replacement capital covenant is not intended for the benefit of holders of the capital securities and may not be enforced by them. The replacement capital covenant is for the benefit of holders of one or more designated series of Chubb’s indebtedness, which initially was and continues to be its 6.8% debentures due November 15, 2031.

Subject to the replacement capital covenant, the capital securities may be redeemed, in whole or in part, at any time on or after April 15, 2017 at a redemption price equal to the principal amount plus any accrued interest or prior to April 15, 2017 at a redemption price equal to the greater of (i) the principal amount or (ii) a make-whole amount, in each case plus any accrued interest.

As of January 15, 2016, in connection with the merger of Chubb with and into ACE INA Holdings Inc., ACE INA Holdings Inc. assumed Chubb’s rights, duties and obligations, and ACE guaranteed ACE INA Holdings Inc.’s payment obligations on Chubb’s outstanding notes, debentures and capital securities.

The amounts of long term debt due annually during the five years subsequent to December 31, 2015 are as follows:

Years Ending December 31	(in millions)
2016	$—
2017	—
2018	700
2019	—
2020	—

(b)  Interest costs of $209 million were incurred in both 2015 and 2014 and $213 million were incurred in 2013. Interest paid was $205 million in both 2015 and 2014 and $213 million in 2013.

(c)  At December 31, 2015, Chubb had a revolving credit agreement with a syndicate of banks that provided for up to $500 million of unsecured borrowings. The revolving credit facility was available for general corporate purposes. The agreement had a maturity date of September 24, 2017. Various interest rate options were available to Chubb, all of which were based on market interest rates. The agreement contained customary restrictive covenants, including a covenant to maintain a minimum adjusted consolidated shareholders’ equity. At December 31, 2015, Chubb was in compliance with all such covenants. Chubb was permitted to request an increase in the credit available under the agreement, no more than two times per year, up to a maximum facility amount of $750 million. Chubb was permitted to request on two occasions, at any time during the term of the agreement, an extension of the maturity date for an additional one year period. There were no borrowings under this agreement. In connection with the completion of the Merger, the revolving credit agreement was terminated effective as of January 14, 2016.

(8)  Federal and Foreign Income Tax

(a)  Income tax expense and taxes paid consisted of the following components:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Income tax expense
Current tax
United States	$590	$617	$791
Foreign	81	124	91
Deferred tax, principally United States	148	20	10

	$819	$761	$892

Federal and foreign income taxes paid	$714	$571	$789

Income before federal and foreign income taxes from U.S. operations was $2,479 million, $2,424 million and $2,766 million in 2015, 2014 and 2013, respectively. Income before federal and foreign income taxes from foreign operations was $476 million, $437 million and $471 million in 2015, 2014 and 2013, respectively.

(b)  The effective income tax rate is different than the statutory federal corporate tax rate. The reasons for the different effective tax rate were as follows:

	Years Ended December 31
	2015		2014		2013
	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income
	(in millions)
Income before federal and foreign income tax	$2,955		$2,861		$3,237

Tax at statutory federal income tax rate	$1,034	35.0%	$1,001	35.0%	$1,133	35.0%
Tax exempt interest income	(208)	(7.1)	(212)	(7.4)	(222)	(6.8)
Other, net	(7)	(.2)	(28)	(1.0)	(19)	(.6)

Federal and foreign income tax	$819	27.7%	$761	26.6%	$892	27.6%

(c)  The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities were as follows:

	December 31
	2015	2014
	(in millions)
Deferred income tax assets
Unpaid losses and loss expenses	$431	$509
Unearned premiums	370	364
Foreign tax credits	923	963
Employee compensation	140	144
Postretirement benefits	237	272
Other-than-temporary impairment losses	279	298
Other, net	174	29

Total	2,554	2,579

Deferred income tax liabilities
Deferred policy acquisition costs	377	367
Unremitted earnings of foreign subsidiaries	1,071	1,075
Unrealized appreciation of investments	681	944
Other invested assets	228	208

Total	2,357	2,594

Net deferred income tax asset (liability)	$197	$(15)

(8)  Federal and Foreign Income Tax (continued)

Deferred income tax assets were established related to the expected future U.S. tax benefit of losses incurred by a foreign subsidiary of the Corporation. Realization of these deferred tax assets depends on the subsidiary’s ability to generate sufficient taxable income in future periods. A valuation allowance of $13 million was recorded at both December 31, 2015 and 2014 to reflect management’s assessment that the realization of a portion of the deferred tax assets is uncertain due to the inability of the foreign subsidiary to generate sufficient taxable income in the near term. Although realization of the remaining deferred tax assets is not assured, management believes it is more likely than not that such deferred tax assets will be realized.

(d)  Chubb and its U.S. subsidiaries file a consolidated federal income tax return with the U.S. Internal Revenue Service (IRS). The Corporation also files income tax returns with various state and foreign tax authorities. The U.S. income tax returns for years prior to 2012 are no longer subject to examination by the IRS. Management does not anticipate any assessments for tax years that remain subject to examination that would have a material effect on the Corporation’s financial position or results of operations.

(9)  Reinsurance

In the ordinary course of business, the P&C Group assumes and cedes reinsurance with other insurance companies. Reinsurance is ceded to provide greater diversification of risk and to limit the P&C Group’s maximum net loss arising from large risks or catastrophic events.

A large portion of the P&C Group’s ceded reinsurance is effected under contracts known as treaties under which all risks meeting prescribed criteria are automatically covered. Most of these arrangements consist of excess of loss and catastrophe contracts that protect against a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. In certain circumstances, reinsurance is also effected by negotiation on individual risks.

Ceded reinsurance contracts do not relieve the P&C Group of the primary obligation to its policyholders. Thus, an exposure exists with respect to reinsurance ceded to the extent that any reinsurer is unable or unwilling to meet its obligations assumed under the reinsurance contracts. The P&C Group monitors the financial strength of its reinsurers on an ongoing basis.

Premiums earned and insurance losses and loss expenses are reported net of reinsurance in the consolidated statements of income.

The effect of reinsurance on the premiums written and earned of the P&C Group was as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Direct premiums written	$12,970	$12,976	$12,804
Assumed reinsurance	599	596	503
Ceded reinsurance	(936)	(980)	(1,083)

Net premiums written	$12,633	$12,592	$12,224

Direct premiums earned	$12,868	$12,776	$12,717
Assumed reinsurance	585	562	476
Ceded reinsurance	(935)	(1,010)	(1,127)

Net premiums earned	$12,518	$12,328	$12,066

Ceded losses and loss expenses, which reduce losses and loss expenses incurred, were $279 million, $273 million and $400 million in 2015, 2014 and 2013, respectively.

(10)  Stock-Based Employee Compensation Plans

The Corporation has a stock-based employee compensation plan, The Chubb Corporation Long-Term Incentive Plan, which provides for the granting of restricted stock units, restricted stock, performance units, stock options and other stock-based awards to the Corporation’s employees.

Consistent with the terms of the Merger Agreement, in December 2015 the Corporation granted annual stock-based employee compensation awards that customarily would have been made in the first quarter of 2016.

The compensation cost with respect to the plan was $87 million, $85 million and $89 million in 2015, 2014 and 2013, respectively. The total income tax benefit included in net income with respect to the stock-based compensation arrangement was $30 million in both 2015 and 2014 and $31 million in 2013.

As of December 31, 2015, there was $169 million of unrecognized compensation cost related to nonvested awards, which would be reflected in operating results over a weighted average period of 2.4 years.

The maximum number of shares of Chubb’s common stock with respect to which stock-based awards could be granted under the plan most recently approved by shareholders was 7.4 million shares at December 31, 2015. Additional shares of Chubb’s common stock become available for grant in connection with the cancellation, forfeiture and/or settlement of awards previously granted. At December 31, 2015, 6.6 million shares were available for grant.

Restricted Stock Units and Performance Units

Restricted stock unit awards are payable in cash, in shares of Chubb’s common stock or in a combination of both. Restricted stock units are not considered to be outstanding shares of common stock, have no voting rights and are subject to forfeiture during the restriction period. Holders of restricted stock units may receive dividend equivalents. Performance unit awards are based on the achievement of performance goals over three year performance periods. Performance unit awards are payable in cash, in shares of Chubb’s common stock or in a combination of both.

An amount equal to the fair value at the date of grant of restricted stock unit awards and performance unit awards is expensed over the vesting period. The weighted average fair value per share of the restricted stock units granted was $113.23, $86.67 and $83.75 in 2015, 2014 and 2013, respectively. The weighted average fair value per share of the performance units granted was $104.74, $76.32 and $98.46 in 2015, 2014 and 2013, respectively.

Additional information with respect to restricted stock units and performance units is as follows:

	Restricted Stock Units		Performance Units*
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested, January 1, 2015	1,907,944	$79.02	822,195	$87.21
Granted	1,020,956	113.23	704,064	104.74
Vested**	(680,337)	68.59	(398,126)	98.46
Forfeited	(110,957)	90.36	(43,029)	88.64

Nonvested, December 31, 2015	2,137,606	98.09	1,085,104	94.40

*	The number of shares earned may range from 0% to 200% of the performance units shown in the table above.

**	The performance units earned in 2015 were 143.1% of the vested shares shown in the table, or 569,523 shares.

The total fair value of restricted stock units that vested during 2015, 2014 and 2013 was $67 million, $66 million and $72 million, respectively. The total fair value of performance units that vested during 2015, 2014 and 2013 was $75 million, $17 million and $64 million, respectively.

(10)  Stock-Based Employee Compensation Plans (continued)

Stock Options

Stock options are granted at exercise prices not less than the fair value of Chubb’s common stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants. Options expire no later than ten years from the date of grant.

An amount equal to the fair value of stock options at the date of grant is expensed over the vesting period. The weighted average fair value per stock option granted during 2015, 2014 and 2013 was $11.63, $15.48 and $14.95, respectively. The fair value of each stock option was estimated on the date of grant using the Black-Scholes option pricing model.

Additional information with respect to stock options is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding, January 1, 2015	255,411	$68.89
Granted	144,664	112.92
Exercised	(125,056)	65.80
Forfeited	(14,335)	40.82

Outstanding, December 31, 2015	260,684	96.35	8.3	$9

Exercisable, December 31, 2015	55,312	65.13	5.6	4

The total intrinsic value of the stock options exercised during 2015, 2014 and 2013 was $7 million, $2 million and $16 million, respectively. The Corporation received cash of $8 million, $3 million and $10 million during 2015, 2014 and 2013, respectively, from the exercise of stock options. The tax benefit realized with respect to the exercise of stock options was $2 million, $1 million and $5 million during 2015, 2014 and 2013, respectively.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, stock-based awards of the Corporation that were outstanding immediately prior to the effective time were automatically converted into stock-based awards, as applicable, relating to ACE common shares. The number and type of stock-based awards relating to ACE common shares were determined in accordance with the adjustment mechanism set forth in the Merger Agreement and otherwise had the same terms and conditions of such equity awards of the Corporation as were applicable immediately prior to the effective time of the Merger.

(11)  Employee Benefits

(a)  The Corporation has several non-contributory defined benefit pension plans covering substantially all employees. Prior to 2001, benefits were generally based on an employee’s years of service and average compensation during the last five years of employment. Effective January 1, 2001, the Corporation changed the formula for providing pension benefits from the final average pay formula to a cash balance formula. Under the cash balance formula, a notional account is established for each employee, which is credited semi-annually with an amount equal to a percentage of eligible compensation based on age and years of service plus interest based on the account balance. Employees hired prior to 2001 will generally be eligible to receive vested benefits based on the higher of the final average pay or cash balance formulas.

The Corporation’s funding policy is to contribute amounts that meet regulatory requirements plus additional amounts determined by management based on actuarial valuations, market conditions and other factors. This may result in no contribution being made in a particular year.

The Corporation also provides certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees hired before January 1, 1999 may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements. Health care coverage is contributory. Retiree contributions vary based upon a retiree’s age, type of coverage and years of service with the Corporation. Life insurance coverage is non-contributory.

The Corporation funds a portion of the health care benefits obligation where such funding can be accomplished on a tax effective basis. Benefits are paid as covered expenses are incurred.

The funded status of the pension and other postretirement benefit plans at December 31, 2015 and 2014 was as follows:

	Pension Benefits		Other Postretirement Benefits
	2015	2014	2015	2014
	(in millions)
Benefit obligation, beginning of year	$3,435	$2,777	$485	$394
Service cost	101	86	11	10
Interest cost	141	140	20	19
Actuarial loss (gain)	(224)	536	(31)	74
Benefits paid	(91)	(85)	(11)	(10)
Foreign currency translation effect	(28)	(19)	(3)	(2)

Benefit obligation, end of year	3,334	3,435	471	485

Plan assets at fair value, beginning of year	2,946	2,717	143	130
Actual return on plan assets	(4)	240	(3)	12
Employer contributions	81	92	15	11
Benefits paid	(91)	(85)	(11)	(10)
Foreign currency translation effect	(23)	(18)	—	—

Plan assets at fair value, end of year	2,909	2,946	144	143

Funded status at end of year, included in other liabilities	$425	$489	$327	$342

Net actuarial loss and prior service cost included in accumulated other comprehensive income that were not yet recognized as components of net benefit costs at December 31, 2015 and 2014 were as follows:

	Pension Benefits		Other Postretirement Benefits
	2015	2014	2015	2014
	(in millions)
Net actuarial loss	$738	$842	$38	$58
Prior service cost	11	14	1	1

	$749	$856	$39	$59

(11) Employee Benefits (continued)

The accumulated benefit obligation for the pension plans was $2,906 million and $2,923 million at December 31, 2015 and 2014, respectively. The accumulated benefit obligation is the present value of pension benefits earned as of the measurement date based on employee service and compensation prior to that date. It differs from the pension benefit obligation in the table on the previous page in that the accumulated benefit obligation includes no assumptions regarding future compensation levels.

The weighted average assumptions used to determine the benefit obligations were as follows:

	Pension Benefits		Other Postretirement Benefits
	2015	2014	2015	2014
Discount rate	4.7%	4.3%	4.7%	4.3%
Rate of compensation increase	4.0	4.5	—	—

The components of net pension and other postretirement benefit costs reflected in net income and other changes in plan assets and benefit obligations recognized in other comprehensive income for the years ended December 31, 2015, 2014 and 2013 were as follows:

	Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013
	(in millions)
Costs reflected in net income
Service cost	$101	$86	$95	$11	$10	$13
Interest cost	141	140	125	20	19	19
Expected return on plan assets	(191)	(186)	(165)	(9)	(9)	(7)
Amortization of net actuarial loss and prior service cost and other	70	35	90	—	—	3

	$121	$75	$145	$22	$20	$28

Changes in plan assets and benefit obligations recognized in other comprehensive income
Net actuarial loss (gain)	$(37)	$479	$(505)	$(20)	$71	$(117)
Amortization of net actuarial loss and prior service cost and other	(70)	(35)	(90)	—	—	(3)

	$(107)	$444	$(595)	$(20)	$71	$(120)

The estimated aggregate net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net benefit costs during 2016 for the pension and other postretirement benefit plans is $33 million.

The weighted average assumptions used to determine net pension and other postretirement benefit costs were as follows:

	Pension Benefits			Other Postretirement Benefits
	2015	2014	2013	2015	2014	2013
Discount rate	4.3%	5.2%	4.4%	4.3%	5.2%	4.4%
Rate of compensation increase	4.0	4.5	4.5	—	—	—
Expected long term rate of return on plan assets	7.0	7.5	7.5	7.0	7.5	7.5

(11) Employee Benefits (continued)

The weighted average health care cost trend rate assumptions used to measure the expected cost of medical benefits were as follows:

	December 31
	2015		2014
	Before Age 65	Age 65 and Older
Health care cost trend rate for next year	7.4%	9.1%	7.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.5	4.5	4.5
Year that the rate reaches the ultimate trend rate	2038	2038	2028

The health care cost trend rate assumption has a significant effect on the amount of the accumulated other postretirement benefit obligation and the net other postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated other postretirement benefit obligation at December 31, 2015 by approximately $85 million and the aggregate of the service and interest cost components of net other postretirement benefit cost for the year ended December 31, 2015 by approximately $7 million. A one percent decrease in the trend rate for each year would decrease the accumulated other postretirement benefit obligation at December 31, 2015 by approximately $68 million and the aggregate of the service and interest cost components of net other postretirement benefit cost for the year ended December 31, 2015 by approximately $5 million.

The long term objective of the pension plan is to provide sufficient funding to cover expected benefit obligations, while assuming a prudent level of portfolio risk. The assets of the pension plan are invested, either directly or through pooled funds, in a diversified portfolio of predominately U.S. equity securities and fixed maturities. The Corporation seeks to obtain a rate of return that over time equals or exceeds the returns of the broad markets in which the plan assets are invested. The target allocation of plan assets is 55% to 65% invested in equity securities, with the remainder primarily invested in fixed maturities. The Corporation rebalances its pension assets to the target allocation as market conditions permit. The Corporation determined the expected long term rate of return assumption for each asset class based on an analysis of the historical returns and the expectations for future returns. The expected long term rate of return for the portfolio is a weighted aggregation of the expected returns for each asset class.

The fair values of the pension plan assets were as follows:

	December 31
	2015	2014
	(in millions)
Short term investments	$48	$48

Fixed maturities
U.S. government and government agency and authority obligations	209	209
Corporate bonds	421	419
Foreign government and government agency obligations	133	137
Mortgage-backed securities	215	228

Total fixed maturities	978	993

Equity securities	1,821	1,850

Other assets	62	55

	$2,909	$2,946

At December 31, 2015 and 2014, pension plan assets invested in pooled funds had a fair value of $1,519 million and $1,556 million, respectively.

At December 31, 2015 and 2014, other postretirement benefit plan assets were invested in pooled funds and had a fair value of $144 million and $143 million, respectively.

(11) Employee Benefits (continued)

The estimated benefits expected to be paid in each of the next five years and in the aggregate for the following five years are as follows:

Years Ending December 31	Pension Benefits	Other Postretirement Benefits
	(in millions)
2016	$135	$13
2017	161	15
2018	133	16
2019	143	18
2020	153	19
2021-2025	922	124

(b)  The Corporation has a defined contribution benefit plan in which substantially all employees are eligible to participate. Under this plan, the employer makes matching contributions equal to 100% of each eligible employee’s pre-tax elective contributions, up to 4% of the employee’s eligible compensation. Contributions are invested at the election of the employee in Chubb’s common stock or in various other investment funds. The expense recognized with respect to the plan was $30 million in both 2015 and 2014 and $29 million in 2013.

(12)  Comprehensive Income

Comprehensive income is defined as all changes in shareholders’ equity, except those arising from transactions with shareholders. Comprehensive income includes net income and other comprehensive income or loss, which for the Corporation consists of changes in unrealized appreciation or depreciation of investments carried at fair value, changes in unrealized other-than-temporary impairment losses of fixed maturities, changes in postretirement benefit costs not yet recognized in net income and changes in foreign currency translation gains or losses.

The components of other comprehensive income or loss were as follows:

	Years Ended December 31
	2015			2014			2013
	Before Tax	Income Tax	Net of Tax	Before Tax	Income Tax	Net of Tax	Before Tax	Income Tax	Net of Tax
	(in millions)
Net unrealized holding gains (losses) arising during the year	$(387)	$(135)	$(252)	$1,032	$361	$671	$(1,000)	$(350)	$(650)
Reclassification adjustment for net realized gains included in net income	365	128	237	220	77	143	212	74	138

Net unrealized gains (losses) recognized in other comprehensive income or loss	(752)	(263)	(489)	812	284	528	(1,212)	(424)	(788)

Postretirement benefit gain (loss) not yet recognized in net income arising during the year	57	20	37	(550)	(192)	(358)	622	218	404
Reclassification adjustment for the amortization of net actuarial loss and prior service cost included in net income (a)	(70)	(25)	(45)	(35)	(13)	(22)	(93)	(33)	(60)

Net change in postretirement benefit costs not yet recognized in net income	127	45	82	(515)	(179)	(336)	715	251	464

Foreign currency translation losses	(406)	(142)	(264)	(180)	(63)	(117)	(111)	(39)	(72)

Total other comprehensive income (loss)	$(1,031)	$(360)	$(671)	$117	$42	$75	$(608)	$(212)	$(396)

(a)	Postretirement benefit costs recognized in net income during the period are included among several of the loss and expense components presented in the consolidated statements of income.

(13)  Commitments and Contingent Liabilities

(a)  Chubb Financial Solutions (CFS), a wholly owned subsidiary of Chubb, participated in derivative financial instruments and has been in runoff since 2003. At December 31, 2015, CFS’s remaining derivative contracts were insignificant.

CFS’s aggregate exposure, or retained risk, from its derivative contracts is referred to as notional amount. Notional amounts are used to calculate the exchange of contractual cash flows and are not necessarily representative of the potential for gain or loss. Notional amounts are not recorded on the balance sheet. The notional amount of future obligations under CFS’s derivative contracts at both December 31, 2015 and 2014 was approximately $55 million.

Future obligations with respect to the derivative contracts are carried at fair value at the balance sheet date and are included in other liabilities. The fair value of future obligations under CFS’s derivative contracts at both December 31, 2015 and 2014 was approximately $2 million.

(b)  The Corporation occupies office facilities under lease agreements that expire at various dates through 2029. Most facility leases contain renewal options for increments ranging from two to ten years. The Corporation also leases data processing, office and transportation equipment. All leases are operating leases.

Rent expense was as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Office facilities	$65	$67	$71
Equipment	13	13	13

	$78	$80	$84

At December 31, 2015, future minimum rental payments required under non-cancellable operating leases were as follows:

Years Ending December 31	(in millions)
2016	$57
2017	51
2018	44
2019	33
2020	21
After 2020	71

$277

(c)  The Corporation had commitments totaling $890 million at December 31, 2015 to fund limited partnership investments. These commitments can be called by the partnerships (generally over a period of five years or less) to fund certain partnership expenses or the purchase of investments.

(d)  The terms of the Merger Agreement required Chubb to use its reasonable best efforts to have available $3 billion in cash and cash equivalents prior to the effective time of the Merger. Immediately after the effective time of the Merger, Chubb paid to its shareholder after the Merger a dividend of $3 billion that was used by ACE in connection with the funding of a portion of the cash consideration in the Merger. A portion of the $3 billion in cash and cash equivalents held by Chubb prior to the effective time of the Merger was from an extraordinary dividend paid by the property and casualty subsidiaries to Chubb in January 2016, prior to the effective time of the Merger, with the balance comprising cash and cash equivalents otherwise held by Chubb at that time.

(e) Chubb, the Board of Directors of Chubb (the Board), ACE and/or Merger Sub were named as defendants in ten putative class actions (the Actions) brought in July 2015 by purported Chubb shareholders challenging the Merger in the New Jersey Superior Court, Somerset County, Chancery

(13)  Commitments and Contingent Liabilities (continued)

Division. The complaints filed in the Actions allege, among other things, that the Board breached its fiduciary duties by agreeing to sell Chubb through an unfair and inadequate process and by failing to maximize the value of Chubb. Several of the complaints also allege that Chubb, ACE and/or Merger Sub have aided and abetted these breaches of fiduciary duties. The plaintiffs sought as relief, among other things, an injunction against the Merger, rescission of the Merger to the extent it was already implemented and an award of damages. The Corporation believes the allegations made in the Actions are without merit.

On October 12, 2015, the defendants and the plaintiffs in the Actions entered into a Memorandum of Understanding (the MOU), which provides for the settlement of the Actions. The settlement contemplated by the MOU is subject to confirmatory discovery and customary conditions, including court approval. If the court does not approve the settlement, or if the settlement is otherwise disallowed, the proposed settlement as contemplated by the MOU may be terminated. The amount of the settlement contemplated by the MOU is not significant to the Corporation’s results of operations or financial position.

(14)  Segments Information

The principal business of the Corporation is the sale of property and casualty insurance. The profitability of the property and casualty insurance business depends on the results of both underwriting operations and investments, which are viewed as two distinct operations. The underwriting operations are managed and evaluated separately from the investment function.

The P&C Group underwrites most lines of property and casualty insurance. Underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. The personal segment targets the personal insurance market. The personal classes include automobile, homeowners and other personal coverages. The commercial segment includes those classes of business that are generally available in broad markets and are of a more commodity nature. Commercial classes include multiple peril, casualty, workers’ compensation and property and marine. The specialty segment includes those classes of business that are available in more limited markets since they require specialized underwriting and claim settlement. Specialty classes include professional liability coverages and surety. The reinsurance assumed business has been in runoff since the transfer of the ongoing reinsurance assumed business to a reinsurance company in 2005.

Corporate and other includes investment income earned on corporate invested assets, certain Merger-related professional fees, other corporate expenses and the results of the Corporation’s non-insurance subsidiaries.

Performance of the property and casualty underwriting segments is measured based on statutory underwriting results. Statutory underwriting profit is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred. Under statutory accounting principles applicable to property and casualty insurance companies, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned.

Management uses underwriting results determined in accordance with GAAP to assess the overall performance of the underwriting operations. Underwriting income determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned.

Investment income performance is measured based on investment income net of investment expenses, excluding realized investment gains and losses.

Distinct investment portfolios are not maintained for each underwriting segment. Property and casualty invested assets are available for payment of losses and expenses for all classes of business. Therefore, such assets and the related investment income are not allocated to underwriting segments.

(14)  Segments Information (continued)

Revenues, income before income tax and assets of each operating segment were as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Revenues
Property and casualty insurance
Premiums earned
Personal insurance	$4,472	$4,418	$4,214
Commercial insurance	5,429	5,281	5,237
Specialty insurance	2,617	2,628	2,618

Total insurance	12,518	12,327	12,069
Reinsurance assumed	—	1	(3)

	12,518	12,328	12,066
Investment income	1,300	1,368	1,436

Total property and casualty insurance	13,818	13,696	13,502
Corporate and other	29	33	43
Realized investment gains, net	415	369	402

Total revenues	$14,262	$14,098	$13,947

Income (loss) before income tax
Property and casualty insurance
Underwriting
Personal insurance	$385	$370	$509
Commercial insurance	581	492	692
Specialty insurance	583	495	406

Total insurance	1,549	1,357	1,607
Reinsurance assumed	12	—	9

	1,561	1,357	1,616
Increase in deferred policy acquisition costs	32	45	59

Underwriting income	1,593	1,402	1,675
Investment income	1,255	1,329	1,391
Other income (charges)	(8)	(4)	6

Total property and casualty insurance	2,840	2,727	3,072
Corporate and other	(300)	(235)	(237)
Realized investment gains, net	415	369	402

Total income before income tax	$2,955	$2,861	$3,237

	December 31
	2015	2014	2013
	(in millions)
Assets
Property and casualty insurance	$48,333	$49,297	$48,278
Corporate and other	4,877	2,078	2,248
Adjustments and eliminations	(2,362)	(89)	(93)

Total assets	$50,848	$51,286	$50,433

(14)  Segments Information (continued)

The international business of the property and casualty insurance segments is conducted primarily through subsidiaries that operate solely outside of the United States. Their assets and liabilities are located principally in the countries where the insurance risks are written. International business is also written by branch offices of a U.S. subsidiary.

Revenues of the P&C Group by geographic area were as follows:

	Years Ended December 31
	2015	2014	2013
	(in millions)
Revenues
United States	$10,864	$10,448	$10,205
International	2,954	3,248	3,297

Total	$13,818	$13,696	$13,502

(15)  Fair Values of Financial Instruments

(a)  Fair values of financial instruments are determined by management using valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Fair values are generally measured using quoted prices in active markets for identical assets or liabilities or other inputs, such as quoted prices for similar assets or liabilities, that are observable, either directly or indirectly. In those instances where observable inputs are not available, fair values are measured using unobservable inputs for the asset or liability. Unobservable inputs reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. Fair value estimates derived from unobservable inputs are affected by the assumptions used, including the discount rates and the estimated amounts and timing of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts that would be realized in a current market exchange. Certain financial instruments, particularly insurance contracts, are excluded from fair value disclosure requirements.

The methods and assumptions used to estimate the fair values of financial instruments are as follows:

(i)  The carrying value of short term investments approximates fair value due to the short maturities of these investments.

(ii)  Fair values of fixed maturities are determined by management, utilizing prices obtained from a third party, nationally recognized pricing service or, in the case of securities for which prices are not provided by a pricing service, from third party brokers. For fixed maturities that have quoted prices in active markets, market quotations are provided. For fixed maturities that do not trade on a daily basis, the pricing service and brokers provide fair value estimates using a variety of inputs including, but not limited to, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, bids, offers, reference data, prepayment rates and measures of volatility. Management reviews on an ongoing basis the reasonableness of the methodologies used by the relevant pricing service and brokers. In addition, management, using the prices received for the securities from the pricing service and brokers, determines the aggregate portfolio price performance and reviews it against applicable indices. If management believes that significant discrepancies exist, it will discuss these with the relevant pricing service or broker to resolve the discrepancies.

(iii)  Fair values of equity securities are determined by management, utilizing quoted market prices.

(iv)  Fair values of long term debt issued by Chubb are determined by management, utilizing prices obtained from a third party, nationally recognized pricing service.

(15)  Fair Values of Financial Instruments (continued)

The carrying values and fair values of financial instruments were as follows:

	December 31
	2015		2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in millions)
Assets
Invested assets
Short term investments	$4,631	$4,631	$1,318	$1,318
Fixed maturities (Note 3)	35,703	35,703	38,780	38,780
Equity securities	1,279	1,279	1,964	1,964
Liabilities
Long term debt (Note 7)	3,300	3,742	3,300	4,013

At December 31, 2015 and 2014, a pricing service provided fair value amounts for approximately 99% of the Corporation’s fixed maturities. The prices obtained from a pricing service and brokers generally are non-binding, but are reflective of current market transactions in the applicable financial instruments.

At December 31, 2015 and 2014, the Corporation held an insignificant amount of financial instruments in its investment portfolio for which a lack of market liquidity impacted the determination of fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

Level 1 —	Unadjusted quoted prices in active markets for identical financial instruments.

Level 2 —	Other inputs that are observable for the financial instrument, either directly or indirectly.

Level 3 —	Significant unobservable inputs.

The fair value of financial instruments categorized based upon the lowest level of input that was significant to the fair value measurement was as follows:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Short term investments	$474	$4,157	$—	$4,631

Fixed maturities
Tax exempt	—	19,998	2	20,000

Taxable
U.S. government and government agency and authority obligations	—	1,258	—	1,258
Corporate bonds	—	7,549	208	7,757
Foreign government and government agency obligations	—	5,761	—	5,761
Residential mortgage-backed securities	—	106	1	107
Commercial mortgage-backed securities	—	820	—	820

	—	15,494	209	15,703

Total fixed maturities	—	35,492	211	35,703

Equity securities	1,273	—	6	1,279

	$1,747	$39,649	$217	$41,613

Liabilities
Long term debt	$—	$3,742	$—	$3,742

(15)  Fair Values of Financial Instruments (continued)

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Short term investments	$206	$1,112	$—	$1,318

Fixed maturities
Tax exempt	—	19,769	3	19,772

Taxable
U.S. government and government agency and authority obligations	—	2,007	—	2,007
Corporate bonds	—	8,912	116	9,028
Foreign government and government agency obligations	—	6,663	9	6,672
Residential mortgage-backed securities	—	210	1	211
Commercial mortgage-backed securities	—	1,090	—	1,090

	—	18,882	126	19,008

Total fixed maturities	—	38,651	129	38,780

Equity securities	1,958	—	6	1,964

	$2,164	$39,763	$135	$42,062

Liabilities
Long term debt	$—	$4,013	$—	$4,013

(b)  The methods and assumptions used to estimate the fair value of the Corporation’s pension plan and other postretirement benefit plan assets, other than assets invested in pooled funds, are similar to the methods and assumptions used for the Corporation’s other financial instruments. The fair value of pooled funds is based on the net asset value of the funds.

Based on the fair value hierarchy, the fair value of the Corporation’s pension plan assets categorized based upon the lowest level of input that was significant to the fair value measurement was as follows:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(in millions)
Short term investments	$—	$48	$—	$48

Fixed maturities
U.S. government and government agency and authority obligations	—	209	—	209
Corporate bonds	—	421	—	421
Foreign government and government agency obligations	—	133	—	133
Mortgage-backed securities	—	210	5	215

Total fixed maturities	—	973	5	978

Equity securities	599	1,222	—	1,821

Other assets	29	24	9	62

	$628	$2,267	$14	$2,909

(15)  Fair Values of Financial Instruments (continued)

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(in millions)
Short term investments	$—	$48	$—	$48

Fixed maturities
U.S. government and government agency and authority obligations	—	209	—	209
Corporate bonds	—	419	—	419
Foreign government and government agency obligations	—	137	—	137
Mortgage-backed securities	—	228	—	228

Total fixed maturities	—	993	—	993

Equity securities	629	1,221	—	1,850

Other assets	28	20	7	55

	$657	$2,282	$7	$2,946

The fair value of the Corporation’s other postretirement benefit plan assets was $144 million and $143 million at December 31, 2015 and 2014, respectively. Based on the fair value hierarchy, the fair value of these assets was categorized as Level 1 based upon the lowest level of input that was significant to the fair value measurement.

(16)  Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average shares outstanding during the year. The computation of diluted earnings per share reflects the potential dilutive effect, using the treasury stock method, of outstanding awards under stock-based employee compensation plans.

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31
	2015	2014	2013
	(in millions except for per share amounts)
Basic earnings per share:
Net income	$2,136	$2,100	$2,345

Weighted average shares outstanding	230.7	242.9	258.2

Basic earnings per share	$9.26	$8.65	$9.08

Diluted earnings per share:
Net income	$2,136	$2,100	$2,345

Weighted average shares outstanding	230.7	242.9	258.2
Additional shares from assumed issuance of shares under stock-based compensation awards	1.2	.6	1.2

Weighted average shares and potential shares assumed outstanding for computing diluted earnings per share	231.9	243.5	259.4

Diluted earnings per share	$9.21	$8.62	$9.04

(17)  Shareholders’ Equity

(a)  The authorized but unissued preferred shares were available to be issued in one or more series and the shares of each series would have such rights as fixed by the Board of Directors.

(b)  The activity of Chubb’s common stock was as follows:

	Years Ended December 31
	2015	2014	2013
	(number of shares)
Common stock issued
Balance, beginning and end of year	371,980,460	371,980,460	371,980,460

Treasury stock
Balance, beginning of year	139,551,071	123,673,969	110,217,445
Repurchase of shares	6,046,623	16,893,455	14,887,701
Share activity under stock-based employee compensation plans	(1,106,961)	(1,016,353)	(1,431,177)

Balance, end of year	144,490,733	139,551,071	123,673,969

Common stock outstanding, end of year	227,489,727	232,429,389	248,306,491

(c)  On January 29, 2015, the Board of Directors authorized the repurchase of up to $1.3 billion of Chubb’s common stock. During the second quarter of 2015, Chubb suspended repurchases of its common stock in connection with its agreeing to be acquired by ACE. As of December 31, 2015, $749 million remained available under such authorization.

(d)  The property and casualty insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). For such subsidiaries, statutory accounting principles differ in certain respects from GAAP.

A comparison of shareholders’ equity on a GAAP basis and policyholders’ surplus on a statutory basis is as follows:

	December 31
	2015		2014
	GAAP	Statutory	GAAP	Statutory
	(in millions)
P&C Group	$16,298	$13,561	$17,786	$15,127

Corporate and other	396		(1,490)

	$16,694		$16,296

A comparison of GAAP and statutory net income (loss) is as follows:

	Years Ended December 31
	2015		2014		2013
	GAAP	Statutory	GAAP	Statutory	GAAP	Statutory
	(in millions)
P&C Group	$2,433	$2,566	$2,330	$2,399	$2,480	$2,485

Corporate and other	(297)		(230)		(135)

	$2,136		$2,100		$2,345

(17)  Shareholders’ Equity (continued)

At December 31, 2015, the aggregate statutory capital and surplus of the property and casualty insurance subsidiaries was $13.6 billion, of which $13.3 billion related to Federal Insurance Company (Federal), a direct subsidiary of Chubb and the direct or indirect parent of most of Chubb’s other insurance subsidiaries.

Federal has a permitted practice granted by the Indiana Department of Insurance that relates to its investments in foreign subsidiaries and affiliates. Under Statement of Statutory Accounting Principles No. 97, Investments in Subsidiary, Controlled and Affiliated Entities, A Replacement of SSAP No. 88, in order for a reporting entity to admit its investments in foreign subsidiaries and affiliates, audited financial statements of the subsidiary or affiliate must be obtained to support the carrying value. Such financial statements must be prepared in accordance with U.S. GAAP, or alternatively, in accordance with the local statutory requirements in the subsidiary’s or affiliate’s country of domicile, with an audited footnote reconciliation of net income and shareholder’s equity as reported to a U.S. GAAP basis. With the explicit permission of the Indiana Department of Insurance, Federal obtains audited financial statements for its admitted foreign subsidiaries and affiliates, which had an aggregate carrying value of $2.3 billion and $2.6 billion at December 31, 2015 and 2014, respectively, prepared in accordance with their respective local statutory requirements and supplemented with a separate unaudited reconciliation of shareholder’s equity as reported to a U.S. GAAP basis.

A risk-based capital formula is used by U.S. state regulatory authorities to identify insurance companies that may be undercapitalized and that may merit regulatory attention. The risk-based capital requirement level is calculated as two times the authorized control level risk-based capital and is the level at or below which company or state regulatory action would be required. At December 31, 2015, the risk-based capital requirement level for Federal was $4.8 billion.

(e)  As a holding company, Chubb’s ability to pay dividends to shareholders and to satisfy its obligations, including the payment of interest and principal on debt obligations, relied on the availability of liquid assets, which was dependent in large part on the dividend paying ability of its property and casualty insurance subsidiaries. The Corporation’s property and casualty insurance subsidiaries are subject to laws and regulations in the jurisdictions in which they operate that restrict the amount of dividends they may pay without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders’ surplus as determined in accordance with statutory accounting principles. Dividends in excess of such thresholds are considered “extraordinary” and require prior regulatory approval. During 2015, these subsidiaries paid dividends of $1.9 billion to Chubb, none of which were considered an extraordinary dividend.

In October 2015, Federal declared a dividend to be paid to Chubb prior to the closing of the Merger, on such date after December 23, 2015 but on or prior to March 31, 2016, and in an amount to be determined at that time but not to exceed $1.4 billion. Since this dividend was considered extraordinary, it required regulatory approval, which was received. Federal paid the extraordinary dividend of $1.4 billion to Chubb on January 4, 2016.

Subject to the timing of the payment and after giving effect to the payment of the extraordinary dividend of $1.4 billion in January 2016, the maximum dividend distribution that may be made by the property and casualty insurance subsidiaries during 2016 without prior regulatory approval is approximately $750 million.

(18) Subsequent Events

The date through which subsequent events have been evaluated was March 15, 2016, the same date on which the financial statements were available to be issued.

QUARTERLY FINANCIAL DATA (unaudited)

Summarized unaudited quarterly financial data for 2015 and 2014 are shown below. In management’s opinion, the interim financial data contain all adjustments, consisting of normal recurring items, necessary to present fairly the results of operations for the interim periods.

	Three Months Ended
	March 31		June 30		September 30		December 31
	2015	2014	2015	2014	2015	2014	2015	2014
	(in millions except for per share amounts)
Revenues	$3,457	$3,506	$3,489	$3,542	$3,578	$3,574	$3,738	$3,476
Losses and expenses	2,975	2,903	2,811	2,864	2,731	2,756	2,790	2,714
Federal and foreign income tax	107	154	184	179	246	224	282	204

Net income	$375	$449	$494	$499	$601	$594	$666	$558

Basic earnings per share	$1.61	$1.81	$2.14	$2.03	$2.62	$2.47	$2.90	$2.35

Diluted earnings per share	$1.60	$1.80	$2.14	$2.03	$2.60	$2.47	$2.88	$2.35

Underwriting ratios
Losses to premiums earned	62.0%	61.1%	54.7%	58.7%	51.8%	54.0%	54.6%	53.8%
Expenses to premiums written	31.9	32.1	30.8	31.3	31.5	31.8	31.7	30.5

Combined	93.9%	93.2%	85.5%	90.0%	83.3%	85.8%	86.3%	84.3%